Exhibit 99.1

FOR IMMEDIATE RELEASE

Infinity Contact : Monique Allaire

617.453.1105

Monique.Allaire@infi.com

INFINITY HIGHLIGHTS PROMISING PRECLINICAL HEDGEHOG DATA

AND ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

— Heat Shock Protein 90 Program Continues to Advance toward Potential Registration Trial —

CAMBRIDGE, Mass. – May 5, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today provided a research and development (R&D) update and announced financial results for the first quarter of 2008.

Recently, Infinity:

•	presented new preclinical data on its wholly-owned lead Hedgehog pathway inhibitor, IPI-926, demonstrating significant anti-tumor activity in multiple disease models;

•

presented new preclinical data, in collaboration with MedImmune, a unit of AstraZeneca, (MedImmune/AZ) on the companies’ lead heat shock protein 90 (Hsp90) inhibitor, retaspimycin hydrochloride (“retaspimycin,” also known as IPI-504), demonstrating the compound’s activity in drug-resistant non-small cell lung cancer and in combination with multiple marketed therapies;

•

continued to advance retaspimycin toward a potential registration trial in gastrointestinal stromal tumors (GIST), with updated data from the expansion portion of the Phase 1 trial expected to be presented at the American Society for Clinical Oncology Annual Meeting (ASCO); and

•	ended the first quarter of 2008 with $105 million in cash, cash equivalents, and available-for-sale securities, providing funds to support the company’s current operating plan into 2010.

“We have made excellent progress in our pipeline and our business thus far in 2008, demonstrating Infinity’s commitment to deliver on our stated goals and objectives,” said Steven H. Holtzman, president, chair, and chief executive officer. “We presented compelling new preclinical data on both our Hedgehog and Hsp90 programs, and we continue to be on track with our plans to initiate a registration trial for retaspimycin in the third quarter of this year.”

“I am tremendously excited about the data we recently shared on our lead Hedgehog pathway inhibitor, IPI-926, and about the potential for drugs targeting this pathway to have a major impact on the treatment of cancer,” said Julian Adams, Ph.D., president of research and development and chief scientific officer. “These data demonstrate not only the excellent pharmaceutical properties of IPI-926, including the potential for once-daily oral dosing, but also the exciting opportunity for clinical development of IPI-926 in the post-chemotherapy setting.”

Hedgehog Pathway Inhibitor Program Update

Infinity presented four abstracts with new preclinical data on IPI-926, its novel Hedgehog pathway inhibitor, during the Annual Meeting of the American Association of Cancer Research (AACR) held on

April 12-16, 2008. IPI-926 is a novel, proprietary derivative of the natural plant product cyclopamine that binds to the Smoothened receptor to inhibit the Hedgehog pathway. When abnormally activated in adults, the Hedgehog pathway is believed to play a central role in allowing the proliferation and survival of certain cancer-causing cells, including those implicated in many deadly cancers.

As presented at AACR, preclinical studies evaluating IPI-926 in a novel mouse model of medulloblastoma demonstrated that the compound has excellent pharmaceutical properties in vivo, including oral bioavailability, potent inhibition of the Hedgehog pathway, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth. Once-daily dose administration of IPI-926 in this model resulted in 100 percent survival while on treatment, and median overall survival of 48 days, or a four-fold increase over the 12 days seen in the vehicle-treated group.

In a separate poster session at AACR, Infinity presented preclinical data from a model of small cell lung cancer (SCLC). In this model, following tumor debulking with carboplatin and etoposide (a similar regimen to that used clinically in patients with SCLC), once-daily oral administration of IPI-926 led to a statistically significant delay in tumor re-growth, compared to vehicle control (p=0.01). Post-chemotherapy, tumor re-growth occurred in all vehicle-treated tumors while once-daily oral administration of IPI-926 led to 82 percent inhibition of tumor growth 35 days post chemotherapy treatment. These results suggest that inhibiting the Hedgehog pathway with IPI-926 following chemotherapy is a promising area for future clinical development.

Infinity is designing a Phase 1 safety study of IPI-926 in patients with solid tumors, enriched for disease populations where there is evidence of aberrant upregulation of the Hedgehog pathway. Cancers where the Hedgehog pathway is believed to be aberrantly upregulated include pancreatic cancer, prostate cancer, small cell lung cancer, and basal cell carcinoma. Infinity anticipates commencing this trial in the second half of 2008.

Hsp90 Program Update

Infinity, in collaboration with MedImmune/AZ, also presented several abstracts at AACR with new preclinical data supporting further evaluation of retaspimycin in non-small cell lung cancer (NSCLC), HER-2-positive breast cancer, and melanoma.

Multiple mechanisms have been identified that are believed to mediate resistance to current marketed therapies in NSCLC. Preclinical data reported at AACR suggest that irrespective of the resistance mechanism in tyrosine kinase inhibitor-resistant NSCLC, these cancer cells remain sensitive to Hsp90 inhibition. In addition, in preclinical models of NSCLC, retaspimycin potently induces apoptosis (cell death) and results in significant anti-tumor activity when administered alone and in combination with other therapies.

In two additional AACR abstracts, data were presented that show the activity of retaspimycin in preclinical models of both breast cancer and melanoma. In breast cancer, retaspimycin demonstrated significant biological activity when administered as a single agent in both Herceptin® (trastuzumab)-sensitive as well as Herceptin-resistant breast cancer xenograft models. In these models the combination of retaspimycin and Herceptin also resulted in tumor regression as well as more robust anti-tumor activity than when either agent was administered alone. Regression was also observed in preclinical models when retaspimycin was administered in combination with Tykerb® (lapatinib).

Additionally, in separate xenograft models of human melanoma, tumor growth was significantly inhibited following administration of retaspimycin alone and in combination with Taxol® (paclitaxel).

Retaspimycin is currently in four ongoing clinical trials: the expansion portion of a Phase 1 trial in patients with GIST, the Phase 2 portion of a Phase 1/2 trial in patients with NSCLC, a Phase 2 trial in patients with hormone-resistant prostate cancer, and a Phase 1b trial of retaspimycin in combination with Taxotere® (docetaxel).

The expansion portion of the Phase 1 trial of retaspimycin in patients with GIST, designed to further characterize the safety and biological activity of retaspimycin, has enrolled over 20 patients at the recommended Phase 2 dose and schedule of 400 mg/m2 administered twice weekly for two weeks, followed by one week off treatment. Several patients are continuing to receive treatment on study. Infinity expects to report data from this expansion phase at the ASCO Annual Meeting in May 2008, and pending analysis of the data and ongoing consultation with advisors, key opinion leaders, and regulatory authorities, expects to launch a registration trial of retaspimycin in refractory GIST in the third quarter of 2008.

Infinity also continues to aggressively advance its oral Hsp90 program, and expects to enter clinical testing by mid-year with its lead oral inhibitor, IPI-493.

First Quarter Financial Results

At March 31, 2008, Infinity had total cash, cash equivalents, and available-for-sale securities of $105.0 million.

Total revenue for the first quarter of 2008 was $11.4 million as compared to $6.1 million for the first quarter of 2007. The increase in revenue was primarily due to the recognition of the remaining $8.1 million in deferred revenue related to the up-front license fee received from Novartis under the companies’ Bcl-2 collaboration. The collaboration agreement provided for an initial two year research term ending in February 2008, and provided Novartis an option to extend the research term for two additional one year terms to enable the full transition of the program to Novartis, resulting in an initial amortization of the $15 million up-front fee over four years. In February 2008, Novartis chose not to exercise its option to extend the research term beyond two years, and Infinity has transitioned the program to Novartis. Hence, Infinity has no further performance obligations to Novartis and will not recognize any revenue from the up-front license fee and reimbursable research and development services associated with this collaboration in future periods.

R&D expense was $8.5 million for the first quarter of 2008 as compared to $7.5 million for the first quarter of 2007. R&D costs that are reimbursable by MedImmune/AZ under the cost-sharing provisions of the companies’ collaboration agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $8.5 million for the first quarter of 2008 reflects total R&D expenditures by Infinity of $12.9 million less $4.4 million in MedImmune/AZ reimbursable amounts. Infinity’s R&D expense of $7.5 million for the first quarter of 2007 reflects total R&D expenditures by Infinity of $10.8 million less $3.3 million in MedImmune/AZ reimbursable amounts. The increase in R&D expense is primarily due to higher preclinical, development, and clinical expenses.

General and administrative expense was $3.8 million for the first quarter of 2008 as compared to $3.3 million in the first quarter of 2007. The increase in expense primarily reflects an increase in consulting expenses, principally related to early commercial development, and an increase in stock-based compensation expense.

Infinity’s net income for the first quarter of 2008 was $0.4 million as compared to a net loss of $2.9 million for the first quarter of 2007. Basic and diluted net income per common share was $0.02 for the first quarter of 2008, compared to a basic and diluted net loss of $0.15 per common share for the first quarter of 2007.

To achieve its 2008 R&D and business objectives, Infinity continues to project a net cash burn of $35 to $45 million in 2008. In the absence of any additional financings or business development activities, Infinity anticipates it has sufficient resources to fund its current operating plan into 2010.

Conference Call on Monday, May 5, 2008, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Monday, May 5, 2008, at 4:30 p.m. EDT to provide an R&D update and discuss the quarter results. A live webcast of the conference call, including the presentation slides, can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 800-634-6308 (domestic) and 1-719-325-4873 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of Hsp90 and Hedgehog pathway inhibition to treat cancer; future clinical trial activity for retaspimycin, IPI-493 and IPI-926; the presentation of clinical data for retaspimycin; estimates of 2008 financial performance; and the expectation that Infinity will have cash to support its current operating plan into 2010. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaboration with MedImmune/AZ; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 14, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin®, Tykerb®, Taxol®, and Taxotere® are registered trademarks of Hoffman-La Roche Ltd., GlaxoSmithKline plc, Bristol-Myers Squibb Company, and sanofi-aventis llc, respectively. INFI-G

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and available-for-sale securities	$105,040,212	$114,189,468
Other current assets	7,074,282	7,650,464
Property and equipment, net	5,513,872	5,984,711
Other long-term assets	1,320,000	1,899,961

Total assets	$118,948,366	$129,724,604

Current liabilities	$18,970,627	$24,742,562
Deferred revenue, less current portion	44,166,667	51,041,667
Debt and other long-term liabilities	2,637,900	2,797,472
Total stockholders’ equity	53,173,172	51,142,903

Total liabilities and stockholders’ equity	$118,948,366	$129,724,604

INFINITY PHARMACEUTICALS, INC. Condensed Consolidated Statements of Operations (unaudited)
	Three Months Ended March 31,
	2008	2007
Collaborative research and development revenue	$11,391,458	$6,115,750

Operating expenses:
Research and development	8,521,713	7,476,403
General and administrative	3,771,249	3,293,031

Total operating expenses	12,292,962	10,769,434

Loss from operations	(901,504)	(4,653,684)

Other (expense)/income:
Interest expense	(11,630)	(102,466)
Interest and investment income	1,335,624	1,866,442

Total other income	1,323,994	1,763,976

Net income (loss)	$422,490	$(2,889,708)

Basic net income (loss) per common share	$0.02	$(0.15)

Diluted net income (loss) per common share	$0.02	$(0.15)

Basic weighted average number of common shares outstanding	19,677,541	19,388,131

Diluted weighted average number of common shares outstanding	20,235,482	19,388,131

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